UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2008
MARKETAXESS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50670	52-2230784

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

140 Broadway, 42nd Floor, New York, New York		10005

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(212) 813-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
     As previously reported in a Current Report on Form 8-K filed on June 3, 2008 by MarketAxess Holdings Inc. (the “Company”), the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) and related agreements with TCV VI, L.P., a Delaware limited partnership (“TCV VI”), and TCV Member Fund, L.P., a Delaware limited partnership (“TCV Member Fund” and, together with TCV VI, the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers (i) 35,000 shares of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), which are initially convertible into an aggregate of 3,500,000 shares of its common stock, par value $0.003 (“Common Stock”) and (ii) warrants (the “Warrants” and, together with the Series B Preferred Stock, the “Securities”) to purchase an aggregate of 700,000 shares of Common Stock at an exercise price of $10.00 per share, for an aggregate purchase price of $35,000,000 (the “Issuance”).
     On June 3, 2008 the Company closed the first tranche of the Issuance, selling 28,000 shares of the Series B Preferred Stock and Warrants to purchase up to 560,000 shares of Common Stock and raising gross proceeds of $28,000,000. On July 14, 2008, the Company closed the second tranche of the Issuance, selling the remaining 7,000 shares of Series B Preferred Stock and Warrants to purchase up to 140,000 shares of Common Stock and raising gross proceeds of approximately $7,000,000.
     The Issuance to the Purchasers was completed through a private placement to accredited investors and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has not engaged in any general solicitation or advertising with regard to the Issuance and has not offered the Securities to the public in connection with the Issuance.
     Financial Technology Partners LP and FTP Securities LLC (collectively “FT Partners”) acted as placement agent for this transaction. The Company paid FT Partners a fee of 3% of the gross proceeds received by the Company at each closing under the Purchase Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 15, 2008, Robert Trudeau was elected to the Board of Directors (the “Board”) of the Company by the holders of the Series B Preferred Stock. Pursuant to the terms of the Series B Preferred Stock, the holders of a majority thereof have the right to elect one director to serve on the Board for so long as 17,500 shares of the Series B Preferred Stock are outstanding. Pursuant to the terms of the Purchase Agreement, the majority of the independent directors of the Board approved Mr. Trudeau before he was elected to the Board.
     It is not currently contemplated that Mr. Trudeau will serve on any committee of the Board.
     In connection with his election to the Board, Mr. Trudeau entered into an indemnification agreement with the Company pursuant to which the Company has agreed to indemnify Mr. Trudeau against liabilities that may arise by reason of his status or service as a director, other than liabilities arising from willful misconduct. The indemnification agreement may also require the Company to advance any expenses incurred by Mr. Trudeau as a result of any proceeding against him as to which he could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.
     Other than as a general partner of each of the Purchasers and as otherwise described above, there were no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Trudeau had, or will have, a direct or indirect material interest.

Item 8.01. Other Events.
     On July 17, 2008, the Company issued a press release announcing the closing of the second tranche pursuant to the Purchase Agreement and the election of Mr. Trudeau to the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits:
99.1	Press Release entitled “MarketAxess Announces Closing of Final Tranche of Strategic Investment by Technology Crossover Ventures and Election of Bob Trudeau to Board of Directors” issued by MarketAxess Holdings Inc. on July 17, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARKETAXESS HOLDINGS INC. (Registrant)
By:	/s/ Richard M. McVey
	Name:	Richard M. McVey
	Title:	Chief Executive Officer

Date: July 17, 2008

EXHIBIT INDEX

Exhibit

99.1	Press Release entitled “MarketAxess Announces Closing of Final Tranche of Strategic Investment by Technology Crossover Ventures and Election of Bob Trudeau to Board of Directors” issued by MarketAxess Holdings Inc. on July 17, 2008